THE PRESIDENTIAL LIFE CORPORATION

                            1996 STOCK INCENTIVE PLAN

          RULES RELATING TO STOCK OPTIONS AND STOCK APPRECIATION RIGHTS


          Pursuant to section 3 of the Plan and authority granted by the Board of Directors as of May 29, 1996, and a majority of the outstanding shares of Presidential common stock present, or represented, and entitled to vote at the 1996 Annual Meeting of Stockholders, the Committee herein sets forth the rules under which stock options and stock appreciation rights may be granted to employees of Presidential under the Plan (the "Rules"). All such grants are subject to the terms and provisions of the Plan. Defined terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

1.        Award of Options.

          Subject to the provisions of the Plan, the Committee may from time to time, in its sole discretion, award to participants in the Plan stock options to purchase shares of common stock of Presidential. In connection therewith, the Committee shall have full and final authority, inter alia, in its discretion, subject to the provisions of the Plan, (a) to determine the participants to whom options are to be awarded, (b) in the case of each option awarded, to determine whether the same shall be an incentive stock option pursuant to Section 422 of the Code (an "incentive stock option"), or an option which does not qualify under such Section 422 (a "non-qualified option"), (c) to determine the number of shares subject to each option, (d) to determine the time or times at which options will be awarded, (e) to determine the option price of the shares subject to each option, which price shall not be less than the minimum specified in section 2 hereof, (f) to determine the time or times when each option becomes exercisable and to determine the duration of the exercise period, and (g) to prescribe the form or forms of the instruments evidencing any options awarded under the Plan and the manner in which, and the form of consideration for which, the option price should be paid.

2.        Option Price.

          The option price shall be determined by the Committee at the time any option is awarded and shall not be less than 100% of the fair market value of the common stock of Presidential on the date on which the option is granted or the Stock Option Agreement (as described in section 9 hereof) is amended pursuant to section 10 hereof. Subject to certain limitations that may be imposed by the Committee to comply with the requirements for exemption under Rule 16b-3 of the Exchange Act or any other applicable rule, regulation or guideline, the option price shall be paid in certified or bank cashier's check or the equivalent thereof acceptable to the Company or by the surrender, at the fair market value on the date on which the option is exercised, of shares of common stock of Presidential, or by any combination of certified or bank cashier's check or the equivalent thereof acceptable to the Company and such shares. The purchase price for shares being purchased upon exercise of non-qualified options may also be paid in any other manner approved by the Committee, including, without limitation, by delivery to Presidential of
(a) a cash amount which shall not be less than the par value of the common stock of Presidential multiplied by the number of shares being purchased and (b) a binding, joint and several obligation of the participant and a financial institution or broker approved by the Committee, to pay the balance of the purchase price upon such terms and conditions as may be specified from time to time by the Committee. The "fair market value" of a share of Presidential common stock shall be the average of the highest and lowest bid quotations on the NASDAQ Stock Market at which the stock shall have been sold regular way on the date as of which fair market value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred.

3.        Duration and Period for Exercise of Options.

          Subject to earlier termination as provided in section 4 hereof, an option granted under the Plan shall expire ten (10) years after the date the option is granted, unless otherwise provided by the Committee. The Committee shall specify at the time each option is granted, and shall state in the Stock Option Agreement, the time or times at which, and in what proportions, that option may be exercised prior to its expiration or earlier termination. Except as otherwise provided (a) by the Committee in the Stock Option Agreement or any amendment thereto or (b) in section 4 hereof: (i) no option may be exercised during the first year from the date it is granted; (ii) after one year from the date an option is granted, it may be exercised as to not more than 25% of the shares optioned; and (iii) after the expiration of the second, third and fourth years from the date the option is granted, it may be exercised as to no more than an additional 25% of such shares plus any shares as to which the option might theretofore have been exercised but shall not have been exercised; provided that the participant is employed with Presidential on each such vesting date or on a date no more than three (3) months prior to such vesting date. The Committee shall also determine at the time each option is granted, and shall state in the Stock Option Agreement, whether that option is to be treated as an incentive stock option.

4.        Conditions to Exercise of Options.

          Except as provided in section 3 and this section 4 or as otherwise may be provided by the Committee, no option may be exercised at any time unless the participant is then an employee of Presidential or an Affiliate.

          The option of any participant whose employment by Presidential or an Affiliate is terminated for any reason, shall terminate on the earlier of (a) the date that the option expires in accordance with its terms (including any terms required under Section 422 of the Code if the option is an incentive stock option) or (b) the expiration of such period after termination of employment as the Committee shall specify in the Stock Option Agreement, provided that such period shall not be less than: (i) twelve (12) months if employment ceased due to permanent and total disability, (ii) eighteen (18) months if employment ceased at a time when the optionee is eligible to elect immediate commencement of retirement benefits under a pension plan to which Presidential had made contributions, (iii) eighteen (18) months if the participant died while employed by Presidential, or (iv) three (3) months if employment ceased for any other reason, except termination for cause (as described below). During such period as described above, except as otherwise specified in the Stock Option Agreement or in the event employment was terminated by the death of the participant, the option may be exercised by such participant in respect of the same number of shares, in the same manner, and to the same extent as if he had continued as an employee during the first three months of such period; but no additional rights shall vest after such three months. Notwithstanding the preceding two sentences and the second to last sentence of section 3 hereof, in the event of termination of employment or discharge of a participant for cause, as determined by the Committee in its sole discretion, the basis for which may, but need not be, specified in the Stock Option Agreement, then, subject to the terms of the Stock Option Agreement, any option or options held by such participant under the Plan not theretofore exercised shall terminate immediately upon such termination or discharge and may not be exercised thereafter. The Committee shall have authority to determine in each case whether an authorized leave of absence shall be deemed a termination of employment.

          Except as otherwise provided by the Committee, the option of any participant who died while employed by Presidential or an Affiliate may be exercised by a legatee or legatees of that option under the participant's last will, or by such participant's executors, personal representatives or distributees, in respect of all or any part of the total number of shares under option to such participant under the Plan at the time of such participant's death (whether or not, at the time of death, the deceased participant would have been entitled, pursuant to the provisions of section 3 hereof, to exercise such option to the extent of all or any of the shares covered thereby). However, in the event of the death of the participant after the date of termination of employment with Presidential or an Affiliate, then such deceased participant's option shall expire in accordance with its terms, the same as if such participant had not died. Except as otherwise provided by the Committee, prior to its expiration, the option of a participant who died after he severed employment with Presidential or an Affiliate may be exercised by a legatee or legatees of that option under the participant's last will, or by such participant's executors, personal representatives, or distributees in respect to the same number of shares, in the same manner and to the same extent as if such participant were then living. The Committee may accelerate vesting and exercisability or waive exercisability or vesting conditions in such other circumstances as it deems appropriate.

          For purposes hereof, the Committee shall have the sole power to make all determinations regarding the termination of any participant's employment, including, but not limited to, the effective time thereof for the purposes of this Plan, the cause(s) therefor and the consequences thereof. Unless otherwise provided by the Committee, if an entity ceases to be an Affiliate of Presidential or otherwise ceases to be qualified under the Plan, or if all or substantially all of the assets of an Affiliate are conveyed (other than by encumbrance), such cessation or action, as the case may be, shall be deemed for purposes hereof to be a termination of the employment of each employee of that entity.

5.        Method of Exercising Options.

          Any option granted under the Plan may be exercised by the participant, by a legatee or legatees of such option under such participant's last will, or by such participant's executors, personal representatives, distributees or such other persons as may be approved by the Committee, by delivering to Presidential at its main office (attention of its Secretary) written notice of the number of shares with respect to which the option is being exercised accompanied by full payment to Presidential of the purchase price of the shares being purchased in accordance with section 2 hereof. Notwithstanding anything to the contrary contained herein, until the expiration of the phase-in period under new Rule 16b-3 under the Exchange Act (as generally effective May 1, 1991, and amendments thereto) any option granted under the Plan may be exercised during the participant's lifetime only by the participant or by such participant's guardian or legal representative.

6.        Incentive Stock Options.

          (a) Award of ISOs. Incentive stock options may be granted only to those persons who are employees of Presidential or an Affiliate.
Notwithstanding the foregoing, an incentive stock option shall not be granted to any such person if immediately after such grant he is the owner, or would be deemed in accordance with Section 424 of the Code to be the owner, of more than 10% of the total combined voting power or value of all classes of stock of Presidential.

          (b) Annual Limits. No incentive stock option shall be granted to a participant if as a result of such grant the aggregate fair market value (determined as of the date of grant) of the stock with respect to which incentive stock options are exercisable for the first time in any calendar year under the Plan by such participant, and any other stock option plans of Presidential by such participant, would exceed $100,000, determined in accordance with Section 422 of the Code. This limitation shall be applied by taking options into account in the order in which granted.

          (c)  Terms and Conditions; Nontransferability.    Any incentive stock
option granted under the Plan shall contain such terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee. Such terms, together with the terms of this Plan, shall be intended and interpreted to cause such incentive stock option to qualify as an "incentive stock option" under Section 422 of the Code. Such terms shall include a term of exercise of the option which is not greater than ten (10) years from the date of grant, and additional limitations on the period of exercise of the option following termination of employment. An incentive stock option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable, during the lifetime of a participant, only by such participant.

          (d)  Disqualifying Dispositions.   If shares of Presidential common
stock acquired by exercise of an incentive stock option are disposed of within two (2) years following the date of grant or one (1) year following the transfer of such shares to the participant upon exercise, the participant shall be required, within 30 days after such disposition, to notify Presidential in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

7.        Grant and Exercise of Stock Appreciation Rights ("SARs").

          (a) Award of SARs. The Committee may grant SARs to such optionees as the Committee may select from time to time, either on a free-standing basis (without regard to the grant of a stock option) or on a tandem basis (related to the grant of an underlying stock option). SARs granted on a free-standing basis may be awarded by the Committee for a number of shares, at a base price, upon terms for vesting and exercise and upon such other terms and conditions as are consistent with such comparable terms applicable to the grant of stock options under the Plan (including terms described in the Rules), except to the extent specifically provided herein with respect to SARs. SARs granted on a tandem basis in connection with any stock option granted under the Plan (either at the time such option is granted or thereafter at any time prior to the exercise, termination or expiration of such option) shall be subject to the same terms and conditions as the related stock option and shall be exercisable only to the extent such option is exercisable. Upon exercise of a tandem SAR and surrender of a related stock option, the number of shares to be charged against the number of shares referred to in section 5 of the Plan shall be the number of shares subject to the surrendered stock options, and the number of shares shall be reduced accordingly. Upon exercise of a free-standing SAR, the number of shares to be charged against the number of shares referred to in section 5 of the Plan shall be the number of shares subject to the free-standing SARs so exercised, and the number of shares shall be reduced accordingly.

          (b) Amount of Payment Upon Exercise of SARs. An SAR shall entitle the recipient thereof to receive, subject to the provisions of the Plan and such rules and regulations as may be established by the Committee, a payment having an aggregate value equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of Presidential common stock over (B) the base price per share, times (ii) the number of shares called for by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related stock option (or any portion or portions thereof which the recipient from time to time determines to surrender for this purpose).

          (c) Form of Payment Upon Exercise of SARs. The Committee shall, in its sole discretion, determine whether the payment upon exercise of an SAR shall be made in the form of all cash, all shares, or any combination thereof. The Committee may impose such restrictions on the forms of payment upon exercise of an SAR as it may deem necessary or appropriate to comply with the requirements for exemption under Rule 16b-3 of the Exchange Act. If upon settlement of the exercise of an SAR, a participant is to receive a portion of such payment in shares of Presidential common stock, the number of shares shall be determined by dividing such portion by the fair market value of a share of Presidential common stock on the exercise date. No fractional shares shall be issued and the Committee shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

          With respect to tandem SARs granted in connection with previously granted stock options, the Committee shall provide that such SARs shall not be exercisable until the recipient completes six (6) months (or such longer period as the Committee shall determine) of service with Presidential or an Affiliate immediately following the date of the SAR grant, except in the case of the death or disability of the recipient.

8.        Transferability of Options and SARs.

          The Committee may provide, in any agreement evidencing the award of a stock option or SAR , or any amendment thereto, the extent to which a stock option or SAR granted under the Plan shall be transferable by the participant during his lifetime or upon his death. The terms and conditions of any such transferability shall be established by the Committee in accordance with the requirements of section 9(b) of the Plan. Incentive stock options shall not be transferable except as provided in section 6 hereof.

9.        Stock Option and SAR Agreements.

          Each option or SAR awarded under the Plan shall be evidenced by a Stock Option Agreement or SAR Agreement (which need not be identical with other Stock Option or SAR Agreements) executed on behalf of Presidential by a member of the Committee or by an officer designated by the Committee and by the optionee which shall set forth the terms and conditions of the option and SAR, if any (including, in the case of incentive stock options, such terms as shall be requisite in the judgment of the Committee pursuant to Section 422 of the
Code), either expressly or by reference to the Plan and which may contain other provisions provided they are neither inconsistent with nor prohibited by the Plan. No modification of any Stock Option or SAR Agreement shall be effective unless explicitly set forth in a written instrument executed on behalf of Presidential by a member of the Committee or by an officer designated by the Committee and, if adverse to the optionee, by the optionee. Except as provided in the immediately preceding sentence, no statement, undertaking or representation purporting to confer or affect any rights under the Plan, whether oral or written, made by any director, officer or employee of Presidential shall modify the terms of any Stock Option or SAR Agreement or constitute a grant of additional options or rights under the Plan.

10. Grant of Options in Substitution for Previously Granted Options; Repricing of Previously Granted Options.

          (a) Substitution of Options. Options may be granted in the discretion of the Committee in substitution for options previously granted pursuant to the Plan or any other stock option, stock incentive or incentive compensation plan of Presidential, provided that any option so granted shall be exercisable at a new price which is not less than 100% of the fair market value of the common stock of Presidential on the date on which the replacement options are granted. The Stock Option Agreement evidencing the replacement options may, in the discretion of the Committee, contain the same terms and conditions, including, without limitation, the same vesting schedule as the agreement evidencing the original award.

          (b)  Repricing of Options.    The Committee may, in its discretion,
amend the terms of any Stock Option Agreement, with the consent of the affected participant, to provide that the option price of the shares remaining subject to the original award shall be reestablished at a price not less than 100% of the fair market value of the common stock of Presidential on the effective date of the amendment. No modification of any other term or provision of any Stock Option Agreement which is amended in accordance with the foregoing shall be required, although the Committee may, in its discretion, make such further modifications of any such Stock Option Agreement as are not inconsistent with or prohibited by the Plan.